AGREEMENT AND PLAN OF MERGER between FIRST RATE STAFFING CORPORATION, a Delaware corporation, formerly Moosewood Acquisition Corporation ("First Rate (Delaware)"), and FIRST RATE STAFFING, INC., a Nevada corporation ("First Rate (Nevada)"). First Rate (Delaware) and First Rate (Nevada) being sometimes referred to herein as the "Constituent Corporations."

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the "Merger");

NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

1.        Surviving Corporation. First Rate (Nevada) shall be merged with and into First Rate (Delaware) which shall be the surviving corporation (hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware.

2. Merger Date. The Merger shall become effective (the "Merger Date") upon the completion of:

(i) Adoption of this Agreement by the shareholders of First Rate (Nevada) pursuant to the Nevada Revised Statutes and by the shareholders of First Rate (Delaware) pursuant to the General Corporation Law of Delaware;

(ii) Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

(iii) Execution and filing of the Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes.

3. Time of Filings. The Certificates of Merger shall be filed with the Secretary of State of Delaware and Nevada upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

4. Accounting Period. Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of November 9, 2012.

5. Governing Law

The Surviving Corporation shall be governed by the laws of the State of Delaware.

6. Certificate of Incorporation

The Certificate of Incorporation of First Rate (Delaware) shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

7. Bylaws

The Bylaws of the Surviving Corporation shall be the Bylaws of First Rate (Delaware) as in effect on the date of this Agreement.

8. Name of Surviving Corporation

The name of the Surviving Corporation will be First Rate Staffing Corporation.

9. Conversion

The mode of carrying the merger into effect and the manner and basis of converting the shares of First Rate (Nevada) into shares of the Surviving Corporation are as follows:

9.1.     The aggregate number of shares of First Rate (Nevada) common stock issued and outstanding on the Merger Date shall, by virtue of the merger and without any action on the part of the holders thereof, be converted into an aggregate of 2,000,000 shares of First Rate (Delaware) common stock adjusted by any increase for fractional shares and reduced by any Dissenting Shares (defined below).

9.2.     The First Rate (Delaware) common stock shall be issued to the holders of such First Rate (Nevada) common stock in exchange for their shares on a pro rata basis in accordance with each holder's relative ownership of First Rate (Nevada) common stock that is being exchanged.

9.3.     All outstanding warrants of First Rate (Nevada) and any other outstanding rights to purchase stock of First Rate (Nevada) shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of First Rate (Delaware) on the same ratio as provided by the Merger.

9.4.     Fractional shares of First Rate (Delaware) common stock shall not be issued, but in lieu thereof First Rate (Delaware) shall round up fractional shares to the next highest whole number.

9.5.     The shares of First Rate (Delaware) common stock to be issued in exchange for First Rate (Nevada) common stock hereunder shall be proportionately reduced by any shares owned by First Rate (Nevada) shareholders who shall have timely objected to the merger (the "Dissenting Shares") in accordance with the provisions of Chapter 13 of the General Corporation Law of Delaware, which objections will be dealt with as provided in those sections.

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9.6.     Each Share of First Rate (Nevada) common Stock that is issued and outstanding and owned by First Rate (Nevada) on the Merger Date shall, by virtue of the merger and without any action on the part of First Rate (Nevada), be retired and canceled.

9.7.     Each certificate evidencing ownership of shares of First Rate (Delaware) common stock issued and outstanding on the Merger Date or held by First Rate (Delaware) in its treasury shall continue to evidence ownership of the same number of shares of First Rate (Delaware) common stock.

10. Exchange of Certificates

As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of First Rate (Nevada) common stock (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation to the party designated by the Surviving Corporation to handle such exchange (the "Exchange Agent"), and shall receive in exchange a certificate or certificates representing the number of full shares of First Rate (Delaware) common stock into which the shares of First Rate (Nevada) common stock represented by the certificate or certificates so surrendered shall have been converted.

11. Unexchanged Certificates

Until surrendered, each outstanding certificate that prior to the Merger Date represented First Rate (Nevada) common stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of First Rate (Delaware) common stock into which it was converted. No dividend or other distribution payable to holders of First Rate (Delaware) common stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of First Rate (Nevada) common stock; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of First Rate (Delaware) common stock represented thereby.

12. Board of Directors and Officers

The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of First Rate (Delaware) on the Merger Date. The officers of the Surviving Corporation shall be the officers of First Rate (Delaware) on the Merger Date.

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13. Effect of the Merger

On the Merger Date, the separate existence of First Rate (Nevada) shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

14. Approval of Shareholders

This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to the laws applicable thereto. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the common stock issued and outstanding and entitled to vote for each of the Constituent Corporations.

15. Representations and Warranties of First Rate (Nevada)

First Rate (Nevada) represents and warrants that:

15.1.     Corporate Organization and Good Standing. First Rate (Nevada) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

15.2.     Capitalization. First Rate (Nevada)'s authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value, of which 4 shares are issued and outstanding.

15.3.     Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and nonassessable.

15.4.     Corporate Authority. First Rate (Nevada) has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

15.5.     Authorization. Execution of this Agreement has been duly authorized and approved by First Rate (Nevada)'s board of directors.

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15.6.     Subsidiaries. First Rate (Nevada) has no subsidiaries.

15.7.     Financial Statements. The financial statements of First Rate (Nevada) ("First Rate Nevada's Financial Statements"), furnished to First Rate (Delaware) are correct and fairly present the financial condition of First Rate (Nevada) as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

15.8.     Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in First Rate (Nevada) Financial Statements, First Rate (Nevada) did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

15.9.     No Material Changes. There has been no material adverse change in the business, properties, or financial condition of First Rate (Nevada) since the date of First Rate (Nevada) Financial Statements.

15.10. Litigation. There is not, to the knowledge of First Rate (Nevada), any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against First Rate (Nevada) or against any of its officers.

15.11. Contracts. First Rate (Nevada) is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

15.12. Title. First Rate (Nevada) has good and marketable title to all the real property and good and valid title to all other property included in First Rate (Nevada) Financial Statements. Except as set out in the balance sheet thereof, the properties of First Rate (Nevada) are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of First Rate (Nevada).

15.13. No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of First Rate (Nevada) is subject or by which First Rate (Nevada) is bound.

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16. Representations and Warranties of First Rate (Delaware)

First Rate (Delaware) represents and warrants that:

16.1.     Corporate Organization and Good Standing. First Rate (Delaware) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

16.2.     Reporting Company. First Rate (Delaware) has filed with the Securities and Exchange Commission a registration statement on Form F-10 which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder.

16.3.     Reporting Company Status. First Rate (Delaware) has timely filed and is current on all reports required to be filed by it pursuant to §12(g) of the Securities Exchange Act of 1934.

16.4.     Capitalization. First Rate (Delaware)'s authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, of which 1,500,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

16.5.     Stock Rights. There are no stock grants, options, rights, warrants or other rights to purchase or obtain the First Rate (Delaware) common or preferred stock issued or committed to be issued.

16.6.     Issued Stock. All the outstanding shares of its common stock were duly authorized and validly issued, fully paid and non-assessable.

16.7.     Corporate Authority. First Rate (Delaware) has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

16.8.     Authorization. Execution of this Agreement has been duly authorized and approved by First Rate (Delaware)'s board of directors.

16.9.     Subsidiaries. First Rate (Delaware) has no subsidiaries.

16.10.   Financial Statements. The financial statements of First Rate (Delaware) ("First Rate Delaware's Financial Statements"), furnished to First Rate (Nevada) are correct and fairly present the financial condition of First Rate (Delaware) as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

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16.11.  Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the First Rate (Delaware) Financial Statements, First Rate (Delaware) did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

16.12.  No Material Changes. There has been no material adverse change in the business, properties, or financial condition of First Rate (Delaware) since the date of the First Rate (Delaware) Financial Statements.

16.13.  Litigation. There is not, to the knowledge of First Rate (Delaware), any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against First Rate (Delaware) or against any of its officers.

16.14.  Contracts. First Rate (Delaware) is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

16.15.  Title. First Rate (Delaware) has good and marketable title to all the real property and good and valid title to all other property included in the First Rate (Delaware) Financial Statements. Except as set out in the balance sheet thereof, the properties of First Rate (Delaware) are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of First Rate (Delaware).

16.16. No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of First Rate (Delaware) is subject or by which First Rate (Delaware) is bound.

17. Conduct of First Rate (Nevada) Pending the Merger Date

First Rate (Nevada) covenants that between the date of this Agreement and the Merger Date:

17.1.     No change will be made in First Rate (Nevada)'s articles of incorporation or bylaws.

17.2.     First Rate (Nevada) will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

17.3.     First Rate (Nevada) will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

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17.4.     First Rate (Nevada) will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

18. Conduct of First Rate (Delaware) Pending the Merger Date

First Rate (Delaware) covenants that between the date of this Agreement and the Merger Date:

18.1.     No change will be made in First Rate (Delaware)'s certificate of incorporation or bylaws.

18.2.     First Rate (Delaware) will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

18.3.     First Rate (Delaware) will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

18.4.     First Rate (Delaware) will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

19. Conditions Precedent to Obligation of First Rate (Nevada)

First Rate (Nevada)'s obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by First Rate (Nevada):

19.1.     First Rate (Delaware)'s Representations and Warranties. The representations and warranties of First Rate (Delaware) set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

19.2.     First Rate (Delaware)'s Covenants. First Rate (Delaware) shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

19.3.     Shareholder Approval. This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

19.4.     Supporting Documents of First Rate (Delaware). First Rate (Delaware) shall have delivered to First Rate (Nevada) supporting documents in form and substance satisfactory to First Rate (Nevada), to the effect that:

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(i)    First Rate (Delaware) is a corporation duly organized, validly existing, and in good standing.

(ii)   First Rate (Delaware)'s authorized and issued capital stock is as set forth herein.

(iii)  The execution and consummation of this Agreement have been duly authorized and approved by First Rate (Delaware)'s board of directors.

20. Conditions Precedent to Obligation of First Rate (Delaware)

First Rate (Delaware)'s obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by First Rate (Delaware):

20.1.     First Rate (Nevada)'s Representations and Warranties. The representations and warranties of First Rate (Nevada) set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

20.2.     First Rate (Nevada)'s Covenants. First Rate (Nevada) shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

20.3.     Shareholder Approval. This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

20.4.     Supporting Documents of First Rate (Nevada). First Rate (Nevada) shall have delivered to First Rate (Delaware) supporting documents in form and substance satisfactory to First Rate (Delaware) to the effect that:

(i)            First Rate (Nevada) is a corporation duly organized, validly existing, and in good standing.

(ii)           First Rate (Nevada)'s authorized and issued capital stock is as set forth herein.

(iii)          The execution and consummation of this Agreement have been duly authorized and approved by First Rate (Nevada)'s board of directors.

21. Designation of Agent for Service

As of the Merger Date, the Surviving Corporation hereby irrevocably appoints the Secretary of the State of Delaware, if required, as its attorney to accept service of process in any action, suit, or proceeding for the enforcement of any obligations of First Rate (Nevada) for which the Surviving Corporation is liable under the General Corporation Law of Delaware or this Agreement.

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22. Access

From the date hereof to the Merger Date, First Rate (Delaware) and First Rate (Nevada) shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

23. Closing The Closing contemplated herein shall be held on November 9, 2012 or such other date as the parties shall agree, at the principal offices of First Rate (Delaware), unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

24. Indemnification

24.1.     Indemnification of First Rate (Delaware). First Rate LLC agrees to indemnify First Rate (Delaware) against any loss, damage, or expense (including reasonable attorney fees) suffered by First Rate (Delaware) from (1) any breach by First Rate LLC or the Members of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by First Rate LLC or the Members herein; provided, however, that (a) First Rate (Delaware) shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) First Rate (Delaware) shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by First Rate (Delaware) to the extent of insurance proceeds paid to, or tax benefits realizable by, First Rate (Delaware) as a result of the event giving rise to such right to indemnification.

24.2.     Proportionate Liability. The liability of each Member under this Section shall be in the proportion that the total number of First Rate (Delaware) shares to be received by him bears to the total number of First Rate (Delaware) shares to be received by all the Members and shall in no event exceed 25 percent of the value of the First Rate (Delaware) shares received by such Member. With respect to Members that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

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24.3.     Indemnification of First Rate LLC and the Members. First Rate (Delaware) agrees to indemnify First Rate LLC and the Members against any loss, damage, or expense (including reasonable attorney fees) suffered by First Rate LLC or by any of the Members from (1) any breach by First Rate (Delaware) of this Agreement or (2) any inaccuracy in or breach of any of First Rate (Delaware) 's representations, warranties, or covenants herein.

24.4.     Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

25. Survival of Representations and Warranties

The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

26. Arbitration The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

27. General Provisions

27.1.     Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

27.2.     Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

27.3.     Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

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27.4.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid First Rate (Nevada)-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to First Rate (Delaware), to:

Corporation Staffing Corporation

2775 West Thomas Road

Suite 107

Phoenix, Arizona 85018

If to First Rate (Nevada), to

28.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

29.     Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

30.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

31.     Effective Date. This effective date of this Agreement shall be November 9, 2012.

IN WITNESS WHEREOF, the parties have executed this Agreement.

FIRST RATE STAFFING CORPORATION

By	/s/ Cliff Blake

FIRST RATE STAFFING, INC.

By	/s/ Cliff Blake